Exhibit 99.1

Wesco Aircraft Appoints General Norton A. Schwartz to Board of Directors

VALENCIA, CA, May 9, 2013 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced that General Norton A. Schwartz, USAF (retired), has been elected to its Board of Directors (the “Board”), effective immediately, filing an existing vacancy on the Board.  General Schwartz will serve as a Class III director, with his initial term expiring at the Company’s 2014 Annual Meeting of Stockholders.  The Board also appointed General Schwartz to serve on the Board’s Nominating and Corporate Governance Committee.

General Schwartz retired from the United States Air Force in 2012 after nearly 40 years of service.  From 2008 to 2012, he was the Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard and reserve forces and civilian workforce serving in the United States and overseas.  As Chief of Staff, General Schwartz was a member of the Joint Chiefs of Staff providing military advice to the Secretary of Defense, the National Security Council and the President.  Prior to that, he served as Commander of the United States Transportation Command from 2005 to 2008 and Director for Operations and Director of the Joint Staff from 2002 to 2005.  General Schwartz currently serves on the boards of directors of Aurora Flight Sciences and the Air Force Association.

Randy Snyder, Chairman, President and Chief Executive Officer of Wesco Aircraft, stated, “We are pleased to welcome General Schwartz to our Board of Directors.  His proven leadership, operational background and broad knowledge of the aerospace industry and the armed forces will be invaluable as we continue to expand our business in the global marketplace.”

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers one of the world’s broadest inventories of aerospace parts, comprised of more than 500,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,200 employees across 41 locations in 12 countries.

Contact Information

Mark Davidson

Investor Relations

661-802-5090

Mark.Davidson@wescoair.com